September 14, 2012

Dear Sentio Investor:

We are pleased to share some exciting news with you. The Company has been hard at work implementing the plan we outlined for you late in 2011. One of our primary goals in doing so was to begin the process of delivering a meaningful increase in the Company’s distribution rate. Effective October 1 of this year, the Company is increasing its expected daily distribution to an amount that, if declared and paid each day for a 365 day period, would equate to an annualized rate of 4.75% (based on a $10 share price). Distribution payments are made quarterly, and your distribution payment for the quarter beginning October 1, 2012 will be made on or about January 15, 2013.

Not only is this a meaningful increase in your distribution rate, but we are optimistic that the next several quarters will deliver portfolio performance that supports industry leading coverage of your quarterly distribution. Under its new leadership, the Company is committed to delivering a sustainable strategy and to distributing cash to its investors based upon sound and sustainable Company performance. This is an important concept that is often overlooked by management teams and investors that participate in income producing real estate investments. We are committed to this standard of excellence.

This exciting step is the result of a busy year thus far, as we have been focused on these key 2012 initiatives:

•	Efficient Company Operations
•	Enhanced Portfolio Debt
•	Deployment of Capital

In the first quarter of the year, we transitioned to a more cost effective advisory agreement, significantly reducing administrative overhead costs. During the second quarter, we refinanced approximately $30.5 million of debt, invested $2.5 million to acquire a 72% interest in a medical office building, and invested $5.2 million to acquire our partners’ interests in the Rome LTACH. Two additional announcements we are pleased to make are related to our most recent investment and refinancing activity. On August 31, we invested $13.4 million to acquire an 80% interest in a portfolio of four memory care facilities, and on August 14, we closed on the refinancing of an additional property at a lower interest rate.

Letter – September 14, 2012

Year to date, the Company has closed on $51.3 million of refinancing transactions across seven assets at historically low interest rate levels, which has resulted in a reduction of the portfolio average interest rate to 5.16%. This activity also resulted in approximately $14.2 million of additional investable proceeds, of which a portion has been deployed across the above mentioned assets. The total equity investment activity for the year equals approximately $21.1 million across six assets, utilizing capital not previously invested. It is also important to note that these investments represent repeat business with several key relationships as well as a new relationship with a national leader in the specialized area of Alzheimer’s care.

Our work in these key areas is still underway. We are diligently pursuing additional opportunities to improve portfolio financing. As active investors in this sector for over a decade, our focus on identifying and transacting accretive investments is and will continue to remain a top priority as well.

2012 Second Quarter Portfolio Update

The fundamentals of investments in healthcare real estate remain very solid. The backbone of your investment performance and value is the continued strong performance of the underlying investments in healthcare real estate. As of the date of this letter, our portfolio contains over one million square feet in 20 properties located throughout eleven states. As a whole, portfolio occupancy and performance continues to exceed expectations.

The conversion of 22 units at Woodland Terrace in Allentown, Pennsylvania into secured residential units equipped to provide specialty care for patients with Alzheimer’s disease was completed in the fourth quarter of 2011. The leasing of the new units is now substantially complete. As of the date of this letter, occupancy of the facility was approximately 94.0%. The certificate of occupancy for The Littleton Specialty Rehabilitation Facility in Littleton, Colorado was received in April 2012. This project is net leased to CareMeridian, a nationally known healthcare operator, who has taken occupancy of the property, and commenced operations and began paying rent in July 2012. Leasing of the Physicians Centre MOB in Bryan, Texas is in process with encouraging activity as of the date of this letter. While there have been challenges in maintaining occupancy rates at the two South Carolina Oakleaf Village properties, Oakleaf at Lexington occupancy is now above 90% and profit margins and operating income for both Oakleaf properties are meeting our underwriting targets.

We continue to work deliberately and conscientiously to enhance your Company’s operating cash flow and to pursue other initiatives that have the potential for increasing recurring and sustainable distributions and long-term investment value. Management has also been working on strategies to enhance shareholder value through Company growth. This will be accomplished by building on the strong portfolio performance, management’s extensive knowledge of the healthcare sector and capital markets, and the quality operators represented in our portfolio. The leadership of the Company believes this phase of growth will lead to exciting opportunities for additional shareholder value.

Letter – September 14, 2012

We invite you to refer to the enclosed Company Fall Update, which highlights a number of the items referenced in this letter. We also invite you to view the second quarter 2012 report on Form 10-Q by visiting our website at www.sentiohealthcareproperties.com and clicking on the Investor Relations tab and then the Quarterly Results heading.

If you have any questions, please contact your financial advisor or Investor Services at 888-811-1753.

Sincerely,

/s/ John Mark Ramsey

John Mark Ramsey

President and CEO

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Sentio Healthcare Properties, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include risks associated with our dependence on our advisor to conduct our business activities; risks associated with the use of debt to finance our investments, including refinancing and interest rate risk, and the possible failure to comply with debt covenants; risks associated with our ability to obtain, renew or extend necessary financing or to access the equity markets; risks associated with competition for properties or tenants in the markets in which we operate; and risks associated with the impact of current and future environmental, zoning and other governmental regulations affecting our properties. The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 23, 2012 and in our quarterly report for the quarter ended June 30, 2012 filed with the SEC on August 20, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.